UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ATMEL CORPORATION

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Atmel Corporation issued the following press release on April 23, 2007.
N E W S R E L E A S E
ATMEL EXPOSES PERLEGOS’S “FACTS” AS FALSE AND MISLEADING
Says Perlegos’s Nominees Grossly Mischaracterize Delaware Court Opinion and Independent Investigation That Led to Perlegos’s Termination For Cause
SAN JOSE, CA, April 23, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that it is mailing the following letter to Atmel stockholders in connection with the special meeting on May 18, 2007. The letter includes a direct, side-by-side comparison of the false and misleading claims made by the Perlegos nominees in their April 16 letter to the actual statements made by the Delaware Chancery Court in February 2007. The Company urges stockholders to vote AGAINST the Perlegos proposal by returning the WHITE proxy card:
April 23, 2007
Dear Atmel Stockholder:
Your Board and new management team have begun to transform Atmel and unlock stockholder value, as described in our proxy materials and letters dated April 11 and 18, which are available at http://www.atmel.com/ir/. However, we believe this progress and stockholder value are at risk if George Perlegos regains control of Atmel at the special stockholder meeting on May 18, 2007.
DON’T BE MISLED BY GEORGE PERLEGOS AND HIS NOMINEES
George Perlegos has hired eight individuals, at the rate of $50,000 per candidate for the special meeting alone, to serve as his hand-picked nominees as part of his continuing campaign to replace the independent directors who terminated him for cause because he misappropriated your money. On April 16, Mr. Perlegos mailed a letter to stockholders, signed by these individuals, that continues his unsupported claims attacking the independent investigation of misuse of corporate funds that led to his termination for cause. These are the very same claims that were soundly rejected by the Delaware Court of Chancery in February 2007 following a trial in October 2006.

It appears to us that Mr. Perlegos’s nominees are either not being straight with Atmel stockholders when they assert in their April 16 letter that they have “carefully stud[ied] the record” of the Delaware litigation, or they have blindly accepted George Perlegos’s version of the “facts” rather than what the judge found. Either way, this raises serious concerns that Mr. Perlegos’s paid nominees lack the credibility, judgment and independence needed to act in the best interests of all Atmel stockholders.
     We urge you to read the enclosed table, which compares the false and misleading assertions made by the Perlegos slate to the actual excerpts from the Delaware Court’s opinion. As the Chairman of the Audit Committee that led an extensive and thorough eight-month independent investigation, I have a full understanding of the facts leading to Mr. Perlegos’s termination. Based on the clarity of the Court’s opinion and the facts of the independent investigation leading to it, we question how anyone could credibly conclude anything other than that George Perlegos was properly terminated for cause.
YOUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST
THE PERLEGOS PROPOSAL ON THE WHITE PROXY CARD
We encourage you to protect your investment and support Atmel’s Board of Directors and new management team by signing, dating and returning the enclosed WHITE proxy card today, or by using the instructions on the WHITE proxy card to submit your vote by telephone or Internet.
On behalf of your Board of Directors,
/s/ David Sugishita
David Sugishita
Chairman

EXPOSING PERLEGOS’S “FACTS” AS FALSE AND MISLEADING
In an attempt to gain votes and rehabilitate George Perlegos’s reputation, his hand-picked, paid nominees issued a stockholder letter on April 16 that grossly mischaracterized Atmel’s independent investigation of misuse of corporate funds that led to Mr. Perlegos’s termination for cause, and the February 2007 decision of the Delaware Court of Chancery that rejected Mr. Perlegos’s challenges to that termination and the very claims his nominees continue to make.
Provided below is a comparison of the false and misleading claims made by the Perlegos nominees to the actual statements made by the Court. The Court’s decision, with the following passages highlighted, is available on Atmel’s website at http://www.atmel.com/ir/.

ASSERTIONS BY PERLEGOS NOMINEES	WHAT THE DELAWARE COURT ACTUALLY SAID

“After carefully studying the judicial record and consulting with legal counsel, we strongly believe that Mr. Perlegos did not knowingly engage in any wrongdoing or profit from the ticketing fraud that was undertaken by an employee in the Company’s travel office.” April 16 letter, Page 3
“[T]he record refutes any contention of [George and Gust Perlegos] that they are innocent of material wrongdoing.” Page 63

 “More specifically, there was evidence that, with respect to George Perlegos, there were 338 tickets for personal travel attributable to him, with $280 in checks to Davani and a total cost of about $170,000 to Atmel for travel by [George Perlegos] and his immediate family.” Page 12

“Bergeson[, the independent counsel for the Audit Committee’s investigation,] also found at least two instances in which George Perlegos had submitted false travel expense reimbursement requests and had requested Davani to remove certain charges from his credit card.” Page 55

“In early 2003, Perlegos submitted a charge of $1,583.15 on his personal credit card for his son’s air transportation in 2002 to Asia, as part of the family’s annual trip there for Thanksgiving. The next year, he submitted another charge of $1,293.65 for his son’s 2003 trip to Asia. When Atmel’s controller declined the reimbursement request, George Perlegos went to Davani directly, instructing him to get the charge off of his credit card. Davani apparently did, and George Perlegos received a credit reimbursement.” Pages 55-56

“Bergeson concluded that, given George Perlegos’s frequent contacts with Davani and his central role in reviewing Atmel’s travel expenses, he had to have been aware of the travel-related internal control failures at Atmel.” Pages 55-56

ASSERTIONS BY PERLEGOS NOMINEES	WHAT THE DELAWARE COURT ACTUALLY SAID

“The Laub-Sugishita Board conducted a defective investigation.” April 16 letter, Page 3	“The audit committee retained independent and experienced counsel [Bergeson] to investigate the matter.” Page 1

“During an eight-month investigation, Bergeson and his colleagues spent more than one thousand hours reviewing e-mails; conducting forensic analyses of computer hard drives; and interviewing more than two dozen individuals, including George Perlegos and Gust Perlegos.” Page 8

“The evidence presented at trial demonstrates that the Special Committee’s decisions were borne not of pretext but out of a process in which the Special Committee could reasonably rely upon its counsel as to whether the evidence supported, both factually and legally, the decisions to terminate.” Pages 51-52

“The Delaware Court of Chancery expressed its ‘discomfort with the thoroughness and fairness of the investigation and with the decisions.’” April 16 letter, Page 3	“This Court will not disturb the Special Committee’s decision to terminate the Perlegoses where it was not the product of pretext but of a fair and reasonable process.” Page 64

“In sum, the Director Defendants decided in good faith to investigate the travel expenses at Atmel and the involvement of senior management. They selected Bergeson with reasonable care and they acted with the reasonable belief that he was capable of carrying out the investigation. They appropriately monitored and supervised his work. When Bergeson was done, they, in good faith and reasonably, relied upon his findings and his advice.” Pages 63-64

“The board’s original investigation into the alleged misuse of travel resources concluded that the head of Atmel’s travel office, Shahram Davani, acted alone in the embezzlement scheme.” April 16 letter, Page 3
“George Perlegos contacted Zoila Neves to conduct an investigation and prepare a report on how Davani was able to defraud the Company. Neves had been George Perlegos’s long-time secretary... Two key findings in her report were that the total misappropriation of funds by Davani was approximately $540,000 and that the total financial impact on Atmel was approximately $2.5 million. Because Neves’s report focused on Davani, it did not offer information about others who may also [have] benefited from Davani’s conduct. Two months after Neves’s report, Sugishita, Chairman of Atmel’s Audit Committee, sought an independent investigation into travel expenses.” Pages 6-7

“A little more than two months into his investigation, Bergeson provided the Audit Committee with the Preliminary Report on February 7, 2006. ...Among other initial findings, Bergeson reported: George Perlegos had received fourteen tickets for personal travel, with no evidence that he paid for eight of them” Pages 8-9

ASSERTIONS BY PERLEGOS NOMINEES	WHAT THE DELAWARE COURT ACTUALLY SAID

“The board’s audit committee proceeded to negotiate a deal with Davani.” April 16 letter, Page 3	“Davani’s lawyer had indicated that his client had documentary evidence relevant to the investigation and that a settlement agreement was a condition to Davani’s cooperation and willingness to be interviewed.” Pages 10-11

“Bergeson believed that ‘interviewing Davani was important to a complete investigation in light of his central role.’” Page 11

“George Perlegos, who ultimately approved and signed the settlement agreement, deleted language that Bergeson had drafted which would have required Davani to be ‘available for depositions, provide affidavits and truthful testimony.’” Page 10

“Only then did Davani make uncorroborated allegations, which Atmel accepted without confirmation.” April 16 letter, Page 3	Bergeson reported that Davani’s “answers to questions related to travel expenses and personal travel at Company expense were generally credible and consistent with the facts developed in the special investigation.” Page 11

“The Director Defendants did not, however, blindly accept Bergeson’s findings. Following the Final Report, they sought an independent review of Bergeson’s work by Boddy [of Morrison & Foerster, LLP], an attorney with extensive experience in reviewing internal investigations.” Page 62

“The board’s investigator, Mr. Bergeson, did not ... ask Mr. Perlegos about Mr. Davani’s allegations or give him a reasonable opportunity to respond to the allegations that were used as the basis for Mr. Perlegos’s termination.” April 16 letter, Page 3
“By the time of Bergeson’s Final Report, George Perlegos had been interviewed at least five times.” Page 55

“The Perlegoses had adequate opportunities to be more forthcoming and to explain further their understanding of the facts” Page 61

“The Laub-Sugishita board did not provide Mr. Perlegos with a fair opportunity to respond to the uncorroborated allegations.” April 16 letter, Page 4	“At trial, George Perlegos objected to many of the trips attributed to him and his family as ‘personal.’ As an example, George Perlegos defended a trip taken by one of his sons in September 2003 to Hong Kong. The business class ticket cost about $4,500 and George Perlegos explained that his nineteen-year-old son, who was a non-employee intern at Atmel, had gone to Asia and ‘visited many [Atmel] customers.’” Page 55

ASSERTIONS BY PERLEGOS NOMINEES	WHAT THE DELAWARE COURT ACTUALLY SAID

"[T]he current board . . . precipitously terminated Mr. Perlegos.” April 16 letter, Page 3	“[The Perlegoses] cannot reasonably claim to have been blind-sided by an investigation that had gone on for eight months” Page 61

“Despite the Perlegoses’ protestations, appropriate action with respect to misconduct that costs the Company hundreds of thousands of dollars reasonably could be expected to include termination as a possible sanction.” Pages 36-37

“[Harish] Khanna [of PricewaterhouseCoopers, Atmel’s independent public accountants] advised [the Special Committee on August 1, 2006] that auditors were looking to the Special Committee to take ‘prompt and appropriate remedial action.’” Page 19

“[T]he Court finds that the Perlegoses have not demonstrated any right to hold any office of Atmel” Page 76

IF STOCKHOLDERS HAVE ALREADY RETURNED A GREEN PROXY, THEY HAVE EVERY RIGHT TO CHANGE THEIR VOTE AND CAN DO SO BY VOTING THE WHITE PROXY TODAY.
IF STOCKHOLDERS HAVE ANY QUESTIONS ABOUT HOW TO VOTE THEIR WHITE PROXY, THEY SHOULD CONTACT THE FIRM ASSISTING ATMEL IN THE SOLICITATION OF PROXIES: INNISFREE M&A INCORPORATED TOLL-FREE AT: (877) 456-3488.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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